Exhibit 6.1

SECURED PROMISSORY NOTE
(“NOTE”)

$300,000	July 23, 2021

For value received, Ian Howe (“Maker”), unconditionally promises to pay to the order of Mr. Mango LLC, a Delaware limited liability company (“Payee”), the principal amount of Three Hundred Thousand Dollars ($300,000) (the “Principal”), together with interest thereon calculated in accordance with the provisions of this Note and all other obligations payable hereunder (collectively, the “Indebtedness”). The Principal and all other Indebtedness shall be due and payable in full on demand (such date the “Demand Date”) or upon the occurrence of an Event of Default and acceleration of the Principal by Payee thereafter.

Interest shall accrue from the date hereof at the rate of 2.05% per annum during the term hereof; provided, however, that after the earlier of (i) the Demand Date or (ii) the occurrence of an Event of Default (as hereinafter defined), interest shall accrue on the principal amount of this Note at the rate of 4.05% (the “Default Rate”) per annum until, in the case of clause (i) the principal amount hereof plus interest accrued thereon is paid in full in cash and/or, in the case of clause (ii), any such Event of Default has been cured or waived.

Accrued but unpaid interest owing on the Principal hereunder shall be due and payable in arrears upon the Demand Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days in which any Principal, accrued but unpaid interest, or any other sum due from Maker to Payee pursuant to this Note remains outstanding.

Maker may prepay all or any portion of the Indebtedness without premium or penalty at any time. All payments on account of the Indebtedness, including prepayments, if any, shall be applied first to Payee’s costs of collecting the Indebtedness, if any, then to accrued and unpaid interest (including any accrued and unpaid interest at the Default Rate) and lastly to payment of outstanding Principal. Payments of the Indebtedness shall be delivered to Payee by wire transfer of immediately available funds to an account designated by Payee or such other method as Payee may designate in writing from time to time.

As security for the full and timely payment of the Indebtedness, Maker hereby pledges, assigns, delivers and transfer to Payee, and grant to Payee a continuing security interest in (a) all of the outstanding shares of common stock of Skybound Game Studios, Inc., a Delaware corporation, owned by Maker, which are uncertificated, (b) all contract rights, voting rights and other management rights in connection therewith, (c) all documents, instruments, contracts or other writings executed in connection therewith, (d) any instruments, documents, general intangibles, payment intangibles, and supporting obligations; (e) any books and records in connection with the foregoing and (f) additions and accessions to, substitutions for and replacements, products and cash and non-cash proceeds of all of the foregoing property (all of the foregoing personal property is collectively, the “Pledged Collateral”). Terms used in the definition of Pledged Collateral shall have the meaning ascribed to such terms in the Uniform Commercial Code as adopted by the State of New York and as amended or restated from time to time (the “UCC”).

Maker hereby authorizes Payee to, at the expense of Maker, file UCC financing statements and amendments to, renewals and continuations of UCC financing statements and other filings or recordings in all jurisdictions where Payee determines appropriate and authorizes Payee to describe the Pledged Collateral in such financing statements in any manner as Payee determines appropriate. Maker further agrees not to sell, lease, assign, or encumber the Pledged Collateral (including the grant of any further security interest in the Pledged Collateral) outside the ordinary course of its business without Payee’s prior written consent.

Maker represents and warrants to Payee, as of the date hereof and as of the date of any Advance, that (a) Maker has all the requisite power and authority to execute, deliver and perform all of its obligations under this Note, (b) Maker’s obligations under this Note have been duly authorized and approved by all necessary actions, (c) this Note constitutes a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (d) Maker is the sole legal and beneficial owner of all Pledged Collateral, which collateral is free from any liens or encumbrances.

The occurrence of any one of the following events shall constitute a default by Maker (an “Event of Default”) under this Note: (a) Maker fails to pay when and as required to be paid herein any amount due under or in connection with this Note; (b) Maker fails to perform or observe any other covenant or agreement (not specified in subsection (a) above) contained in this Note or any other document executed in connection herewith or therewith on its part to be performed or observed and such failure continues for more than three days; (c) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Maker herein or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect and such representation, warranty certification or statement shall not have been cured within five (5) business days; (d) Maker institutes or consents to the institution of any proceeding under any insolvency law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 15 calendar days; or any proceeding under any insolvency law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 15 calendar days, or an order for relief is entered in any such proceeding; (e) Maker becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (f) this Note or any lien granted hereunder at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon payment in full in cash of this Note, ceases to be in full force and effect.

Upon the occurrence and during the continuance of any Event of Default, Payee may cause all Indebtedness hereunder to be immediately due and payable and shall be entitled to exercise any and all of its rights and remedies under applicable law, including but not limited to its rights and remedies hereunder with respect to the Pledged Collateral. Upon the occurrence and during the continuance of any Event of Default, Payee, as a “secured party” (as such term is defined in the UCC), may proceed to enforce payment of same and to exercise any and all rights and remedies afforded to a “secured party” under the UCC.

Maker, for itself and for its successors and assigns, hereby irrevocably: (a) waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demands or notices of any kind whatsoever and (b) agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the discretion of Payee without in any way affecting or diminishing Maker’s liability hereunder.

No delay in exercise of any right or remedy hereunder by Payee shall be deemed to be a waiver of any such right or remedy, nor shall the exercise of any right or remedy hereunder by Payee be deemed an election of remedies or a waiver of any other right or remedy. No waiver or limitation of any right or remedy hereunder by Payee shall be effective unless (and any such waiver or limitation shall be effective only to the extent) expressly set forth in a writing, signed and delivered by Payee to Maker. No amendment to this Note shall be effective unless expressed in a writing signed by Payee and Maker.

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All notices or other communications hereunder shall be given in writing and shall be delivered personally or by messenger, transmitted via email, mailed, U.S. certified mail return receipt requested, or delivered by overnight courier service to the addresses of Payee and Maker set forth on the signature pages hereto, or such other address as any party hereto designates by written notice to the other party hereto, and shall be deemed to have been given upon delivery, if delivered personally or by messenger, upon confirmed receipt if transmitted by email, three (3) days after mailing, if sent by certified mail, or one (1) business day after delivery to the courier, if delivered by overnight courier service.

Time is hereby declared to be of the essence of this Note and of every part hereof.

This Note shall be governed by, interpreted under and construed in accordance with the laws and decisions of the State of New York without giving effect to the conflicts of laws principles thereof. This Note shall inure to the benefit of Payee and its successors, assigns and legal representatives, and shall be binding upon Maker and its successors and assigns; provided that Maker shall not assign any of its rights or obligations under this Note without the prior written consent of Payee.

It is the intention of Maker and Payee to conform to applicable usury laws, if any. Accordingly, notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, it is agreed as follows: (i) the aggregate of all interest and any other charges constituting interest under applicable law and contracted for, chargeable, or receivable under this Note or otherwise in connection with the obligation evidenced hereby shall under no circumstances exceed the maximum amount of interest permitted by applicable law, if any, and any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on the principal amount of this Note; and (ii) in the event that the entire unpaid balance of this Note is declared due and payable by Payee, then earned interest may never include more than the maximum amount permitted by applicable law, if any, and any unearned interest shall be cancelled automatically and, if therefore paid, shall at the option of Maker, be credited, to the extent permitted by law, on the principal amount of this Note outstanding.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Note, the balance of which shall remain in and have its intended full force and effect; provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

MAKER AND PAYEE IRREVOCABLY AGREE, AND HEREBY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN NEW YORK, NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, LOCATED IN NEW YORK, NEW YORK, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH INDEBTEDNESS OR THIS NOTE. MAKER AND PAYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY.

[Signature Page Follows]

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IN WITNESS WHEREOF, Maker has executed and delivered this Note to Payee as of the date first above written.

Ian Howe,
as Maker

/s/ Ian Howe
Ian Howe
Address:

Mr. Mango LLC
as Payee

By:	/s/ David Alpert
Name:	David Alpert
Title:	CEO
Address:	9570 W. Pico Blvd. Los Angeles, CA 90035